Exhibit 99.1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) relating to the Common Stock of ev3 Inc. and further agree that this Joint Filing Agreement be included as an exhibit to such Schedule 13D. In evidence thereof, the undersigned hereby execute this Agreement as of October 15, 2007.

JOHN B. SIMPSON, Ph.D., M.D.

/s/ John B. Simpson

RITA LYNN SIMPSON

/s/ Rita Lynn Simpson